Exhibit 10.5

Training Development
for Allot

To:	Debbie Jaffa – Knowledge Management and Training Manager Allot

From:	Anat Jacoby – Managing Director ExperTeam
March 2006

Background
Allot is interested in training development of instructor’s kits, training kits and other instructional design work.
ExperTeam specializes in technical writing, marketing writing and technical training development. We are happy to provide you with our proposal and look forward to working with you.
Scope of Project
Efrat Pais and other ExperTeam employees as needed will provide Allot with training development work on an hourly basis in the scope of about 20 hours per week.
Proposal
200 NIS an hour
Terms of Payment
Prices do not include VAT.
Hours to be reported at the end of each month, to be paid within 30 days.
Please don’t hesitate to contact us with any further questions.
Regards,
Anat Jacoby, Ph.D.
Managing Director
ExperTeam